Exhibit 10.1
October 26, 2009
John O. Stewart
5301 Legacy Drive
Plano, TX 75024
Dear John:
The purpose of this letter is to detail the terms and conditions of your separation from Dr Pepper Snapple Group, Inc. Prior to receiving any separation benefits, including the Retention Bonus (defined below), you must have signed, returned and not revoked a general release substantially in the form of the release attached as Exhibit A to your Executive Employment Agreement (the “EEA”) between DPS Holdings Inc. and yourself, dated October 13, 2007. Dr Pepper Snapple Group, Inc. and DPS Holdings Inc. are collectively referred to herein as the “Company.” Unless otherwise noted all defined terms used in this letter shall have the meaning set forth in the EEA.
You have indicated that you are separating from the Company as the result of your desire to take an early retirement. As of your Date of Separation (as hereinafter provided) you will not have met the eligibility requirements for any retirement benefits under any Company equity or benefit plan, including, but not limited to, the Company’s Retiree Medical Plan, and you understand, acknowledge and agree that those benefits will not be available to you. Since you are not eligible for retirement benefits, the determination of benefits to be paid to you under your EEA as specified in this letter agreement has been made based on a termination “Without Cause”.
Date of Separation — Your employment with the Company will cease on March 31, 2010, unless otherwise provided herein (the “Date of Separation”). Provided that you have satisfied the Retention Bonus Conditions (as hereinafter specified), then for purposes of determining benefits (except as may otherwise be provided herein or required by any benefit plan) to be provided to you under this letter, your EEA, any option or restricted stock unit agreement, or any other applicable agreement, your Date of Separation will be March 31, 2010. If the Company determines that you have not satisfied the Retention Bonus Conditions and the actual date of your separation is earlier than March 31, 2010, then for purposes of determining benefits to be provided to you under this letter, your EEA, any option or restricted stock unit agreement, or any other applicable agreement, your Date of Separation will be the actual date of your separation.
2010 Management Incentive Plan (MIP) Award — You will remain eligible for a pro-rated 2010 MIP award based on your Date of Separation, whose value will be dependent on actual business results and payable on or before March 15, 2011.
Final Separation Letter (execution)

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Annual Vacation — You will receive pay for any unused accrued vacation days as of your Date of Separation.
Executive Service Allowance — Effective with your Date of Separation, you will no longer be eligible to participate in the Executive Service Allowance benefit.
Automobile Benefit — Effective with your Date of Separation, you will no longer be eligible to participate in the Automobile benefit.
Following Your Date of Separation
Upon your Date of Separation, you will be entitled to receive the termination benefits contained in Sections 6(c)(i)-(vi) and (viii) of your EEA as though your employment was terminated “Without Cause.” The following restates, with the financial details, certain terms of the EEA that you will receive.
Lump Sum Payment —You will receive a lump sum payment equivalent to 100% of your annual salary of $512,500 plus the value of 100% of your annual MIP award, assuming Target level performance ($512,500 x 80% x 100% = $410,000), for a total of $922,500, less all applicable tax and other withholdings. The Company commits to pay you this payment on or before March 15, 2010.
Salary Continuation — You will receive an amount equivalent to $922,500, which represents 100% of your annual salary of $512,500 plus the value of 100% of your annual MIP award, assuming Target level performance ($512,500 x 80% x 100% = $410,000). This amount, less all applicable tax and other withholdings, will be paid to you in biweekly increments over twelve months, consistent with the payroll schedule in place for all active employees of the Company. This Salary Continuation shall be subject to the offset as provided in Section 6(c) (iii) of the EEA.
Benefits Continuation — For the period from the Date of Separation through the first anniversary of the Date of Separation, you may continue to participate in our Medical, Dental and Vision benefits, at your current level of coverage and contribution. If benefits coverage is still desired after this period, you may purchase extended medical and dental coverage through COBRA. Your eligibility to participate in the company sponsored life, disability and travel accident plans will cease on your Date of Separation
Savings and Retirement Benefits — Your eligibility to participate in the company sponsored Savings (SIP, SSP & EDC) and Retirement (PPA and PEP) plans will cease on your Date of Separation.
As soon as administratively possible following your actual date of your separation from service you may, but are not obligated to, withdraw and/or roll-over your accumulated balance in your Savings Incentive Plan (SIP) to any other tax qualified retirement account. Your Supplemental Savings Plan (SSP) payment will be paid on a date 6 months and 2 days following the actual date of your separation from service. This SSP payment is considered taxable income in the year of payment.

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As of your actual date of separation from service, you will be eligible for a prorated portion of benefits earned (in the year of your actual date of separation from service) under the EDC plan. Since the EDC plan is a tax qualified retirement plan, benefits from this plan may also be rolled over to another tax qualified retirement plan.
Shortly after your actual date of your separation from service, your final benefit under Personal Pension Account (PPA) Plan will be determined using then current interest and discount rates and then communicated to you. Within thirty (30) to sixty (60) days of your actual date of your separation from service you will be eligible to receive a lump sum payment through the PPA. You are free to roll this amount over to another tax qualified retirement account or plan. Your Pension Equalization Plan (PEP) payment will be paid 6 months and 2 days following the actual date of your separation from service. Your PEP payment is considered taxable income in the year of payment.
Equity Awards
Except as hereinafter provided, any equity based awards, such as stock options granted to you and any restricted stock units awarded to you, will vest in accordance with the terms of your EEA, the Company’s Omnibus Stock Incentive Plan of 2008 (the “2008 Plan”), any stock option grant agreement, any restricted stock unit agreement and any other agreement applicable to such grants or awards (collectively, the stock option grant agreement, any restricted stock unit agreement and any other agreement applicable to such grants or awards are hereinafter referred to as the “Award Agreements”). Equity based award benefits will be determined as though your employment was terminated “Without Cause” under the Award Agreements. To assist you in your transition from Dr Pepper Snapple Group details regarding your equity benefits granted under the 2008 Plan and the Award Agreements are set forth in Exhibit I.
The Company and you hereby agree that, if you meet the Retention Bonus Conditions, the Award Agreements will be hereby modified to provide that vested stock options must be exercised by July 31, 2010 or they will expire. The restricted stock unit awards will be released to you in accordance with the Award Agreements.
Awards made under the Legacy Bonus Share Retention Plan (BSRP), Legacy Long Term Incentive Plan (LTIP) and Legacy International Share Award Plan (ISAP) will not be affected by your separation and will be governed by the respective option plan related to those grants and any other agreements you may have executed in connection with such awards.
Tax Information: The value of the stock options and the value of restricted stock units will be taxed upon exercise or release. Dr Pepper Snapple Group cannot offer specific tax or financial advice.
Retention Bonus
In consideration of your employment until your Date of Separation, upon satisfying the Retention Bonus Conditions set forth below, your remaining unvested stock options granted on May 7, 2008 (that would have otherwise terminated on your Date of Separation) will fully vest on March 31, 2010 and the remaining unvested restricted stock units awarded to you on May 7, 2008 (that would have otherwise terminated on your Date of Separation) will fully vest on the Date of Separation

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(collectively, the “Retention Bonus”). The vested stock options from the May 7, 2008 grant that comprise the Retention Bonus must be exercised by July 31, 2010 or they will expire. The vested restricted stock units that comprise the Retention Bonus will be released to you in accordance with the terms of the Award Agreements.
To qualify for the Retention Bonus you must be employed with the Company on your Date of Separation and have maintained a consistent history of performance and a performance rating of “achieved expectations” or above. Performance requirements, include, but are not limited to, providing support in preparing the Form 10-Q for the quarterly period ended September 30, 2009 and the Form 10-K for the fiscal year ending December 31, 2009, assisting with the Company’s internal controls to comply with Section 404 of Sarbanes-Oxley, and assisting with the transition of the individual selected as your successor as chief financial officer. In addition, you must have signed, returned and not revoked the general release. These qualifications are herein referred to as the “Retention Bonus Conditions”.
Voluntary Resignation, Death or Disability
Notwithstanding anything in this agreement to the contrary, if you (i) voluntarily resign on or after January 1, 2010, or (ii) die or become Disabled prior to your Date of Separation, then you will forfeit the Retention Bonus; however, your separation will be governed by the terms of your EEA and your Award Agreements (without the modifications provided in this letter) as if you were terminated “without Cause” on the date you voluntarily resigned, died or became Disabled. If you voluntarily resign on or before December 31, 2009 or are terminated “for Cause” (as defined in the EEA) prior to your Date of Separation, then you will forfeit the Retention Bonus and your separation will be governed by the terms of your EEA and the Award Agreements (without the modifications provided in this letter).

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Yours sincerely,
/s/ Larry D. Young
Larry D. Young
President and Chief Executive Officer,
Dr Pepper Snapple Group, Inc. &
President, DPS Holdings Inc.

AGREED AND ACCEPTED:
/s/ John O. Stewart
John O. Stewart

Date: 10/26/09

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EXHIBIT I
Equity Awards
For specific information regarding your equity grants, please see the table below:
Stock Options

				Exercisable or to
Grant Date	Plan	Number	Exercise Price	become Exercisable	Vest Date	Status	Window to Exercise
7-May-2008*	DPS08	76,892	$25.36	25,632	7-May-2009	Vested	July 31, 2010
				23,032	31-Mar-2010	**	July 31, 2010
	Retention Bonus			28,228	31-Mar-2010	***	July 31, 2010

2-Mar-2009	DPS08	75,583	$13.48	25,195	2-Mar-2010	****	July 31, 2010
				1,976	31-Mar-2010	**	July 31, 2010
DPS Restricted Stock Units (RSU)

Grant Date	Plan	Number	Grant Price	To be Vested	Vest Date	Status
7-May-2008*	DPS08	23,659	—	14,973	31-Mar-2010	**
	Retention Bonus			8,686	31-Mar-2010	***

2-Mar-2009	DPS08	46,735	—	16,801	31-Mar-2010	**

*	Founder’s grant made on date of demerger.

**	Represents prorata portion of options and RSU’s that vest as of March 31, 2010. In the case of options it represents only the number of options from and after the last vesting date that will vest on March 31, 2010.

***	Remaining unvested options and RSU’s (that would have otherwise terminated on your Date of Separation) will vest on Date of Separation if the Retention Bonus Conditions are satisfied.

****	Employment is required on March 2, 2010 for the first one third of the total option grant to vest.